UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 6, 2008

Municipal Mortgage & Equity, LLC
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-11981	52-1449733
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

621 E Pratt Street, Suite 300, Baltimore, Maryland		21202
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(443) 263-2900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On March 6, 2008, the registrant, MuniMae TEI Holdings, LLC, a wholly owned subsidiary of the registrant, and other subsidiaries of the registrant entered into a series of agreements (the "Merrill Agreements") with Merrill Lynch Capital Services, Inc (together with its affiliates, "Merrill Lynch") under which MuniMae TEI Holdings, LLC granted to Merrill Lynch a security interest in the common shares of MuniMae TE Bond Subsidiary, LLC in order to a avoid the need to post additional cash collateral to meet future margin calls with regard to securitizations of tax-exempt bonds held by the registrant and several of its subsidiaries, hedges acquired with regard to those tax-exempt bonds and financings of and hedges associated with other real estate related loans and investments.

TE Bond Subsidiary holds interests in tax-exempt housing bonds that had been issued in transactions originated by the registrant. TEI Holdings owns all the common shares of TE Bond Subsidiary. However, there are preferred shares that are held by unrelated entities.

Under the Merrill Agreements, the registrant and its subsidiaries will receive credit against margin requirements, without the need to post additional cash, equal to 50% of the value from time to time of the common shares of TE Bond Subsidiary, as determined by Merrill Lynch, subject to a maximum credit of $100 million and subject to a requirement that the value of the shares be at least $50 million. The registrant is entitled to the benefit of this margin credit with regard to all of its borrowing or derivative arrangements with Merrill Lynch in respect of tax-exempt bonds, other than the obligations of TE Bond Subsidiary. The registrant has the right at any time to unwind the arrangement by posting cash or other collateral acceptable to Merrill Lynch.

A recent rise in interest rates on tax-exempt bonds significantly reduced the value of interests in state housing agency tax-exempt bonds held by the registrant, which led to margin calls to support borrowings secured by those bonds. Simultaneously, the registrant became required to post margin collateral with regard to derivatives that had been acquired to hedge against interest rate exposure with regard to the tax-exempt bonds, but because of market abnormalities, were losing rather than gaining value. On March 6, 2008, the registrant had $55 million of cash margin collateral posted with Merrill Lynch, of which $39 million had been posted since January 1, 2008. The Merrill Agreements stopped the registrant’s need to post additional cash collateral, unless the available margin credit is exceeded.

The decline in the value of the registrant’s tax-exempt state agency bonds did not reflect a decline in their performance. The bonds are rated AA or better by Standard & Poor's Rating Service, and the issuers are meeting their debt service obligations.

In addition to entering into the Merrill Lynch Agreements, in order to preserve liquidity and reduce leverage, the registrant has begun to sell its state housing agency bonds and unwind hedges, even though it has incurred, and expects it will continue to incur, losses in connection with the liquidation of its positions. Between March 1, 2008 and March 11, 2008, the registrant sold $148 million of bonds and terminated $50 million of hedge positions at a total loss of approximately $20 million.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Municipal Mortgage & Equity, LLC

March 12, 2008	By:	/s/ Michael L. Falcone

Name: Michael L. Falcone
Title: President and CEO